Exhibit 10(i)
SUMMARY DESCRIPTION OF ANNUAL INCENTIVE BONUS PLAN
The Company is committed to attracting quality employees by offering competitive compensation programs. Accordingly, the Company has an annual incentive bonus program that covers all full-time employees of the Company and its subsidiaries, including the executive officers. At the beginning of each fiscal year, with recommendations from management, the Compensation Committee of the Board of Directors approves a specific consolidated net earnings target and an incentive bonus opportunity for each executive officer, generally expressed as a percentage of such officer’s base salary. The incentive bonus that can be earned by executive officers is contingent on the Company achieving consolidated net earnings, and is derived by a formula tied to the level of attainment of the consolidated net earnings target, or in the case of those executive officers who are presidents of operating segments, tied partially to the level of attainment of the consolidated net earnings target and partially to the level of attainment of a net earnings target for the operating segment. All executive officers receive any earned incentive bonuses in two installments, payable six months apart. To qualify to receive an incentive bonus installment, a plan participant, must be actively employed by the Company at the time of such payment. The Company retains discretion to terminate or amend the plan at any time.